EXHIBIT 10.1

PRINCIPAL ACCOUNTING OFFICER AGREEMENT

THIS PRINCIPAL ACCOUNTING OFFICER AGREEMENT is made on the 12th day of December, 2014, between TURBINE TRUCK ENGINES, INC., a Nevada Corporation, authorized to transact business in Florida, (“Turbine”), and Judith Norstrud as its Principal Accounting Officer (“Norstrud” or “PAO”).

RECITALS

A. Turbine is a Nevada corporation authorized to transact business in Florida.

B. Norstrud is an individual who has knowledge and abilities useful to Turbine.

C. Turbine desires to engage the services of PAO, and PAO is willing to work for Turbine.

NOW, THEREFORE, in consideration of the mutual promises between the parties, they agree as follows:

1. Recitals. The recitals as stated in the preamble are true and correct.

2. Term. Turbine agrees to engage Norstrud to serve as its Principal Accounting Officer, commencing December 12, 2014 and continuing until such time as either she or the Board of Directors shall determine (“Termination Date”).

3. Duties. During the term of this Agreement, Norstrud shall devote a sufficient amount of her time, skill, and experience to fulfill the obligations of as its Principal Accounting Officer. This is an executive management position. PAO shall have all the usual powers of a principal accounting officer of a similar business. The Parties shall maintain an open relationship with clear communication and clear determination of duties.

It is understood and agreed that Norstrud owns and operates her own independent accounting services, and that she may continue to do so during the term of this Agreement, provided however, that she shall devote such of her time and energy as are necessary for the fulfillment of the position of Principal Accounting Officer.

4. Compensation. During the initial term of this Agreement, Turbine agrees to pay PAO compensation as agreed upon by and between the PAO and the Board of Directors.

5. PAO Benefits. PAO is entitled to the following PAO Benefits: An expense account, handled in the company’s ordinary course of business, that covers out of pocket expenses incurred by PAO during the regular performance of PAO’s duties. Turbine and PAO acknowledge that company stock may be given in lieu of normal and customary executive benefits.

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6. Working Facilities and Expenses. Turbine shall maintain work space and equipment suitable for the Principal Accounting Officer of a company and adequate for the performance of PAO's duties.

7. Termination. This Agreement and the relationship of PAO with Turbine shall be terminable at will, by either Turbine or the PAO, provided however, that the provisions of Article 10 below shall survive termination.

8. Agency. PAO shall have no authority to enter into any contract binding on Turbine, or to create any obligations on the part of Turbine, except as shall be specifically authorized by Turbine.

9. Indemnification. Turbine hereby agrees to indemnify, hold harmless and defend POA, her employees and agents, from all costs damages, judgments, attorney fees, expenses, obligations and liabilities of every kind which may be incurred by them in connection with or arising from Norstrud’s performance of her duties as Turbine’s PAO, including but not limited to, the defense of any lawsuit or arbitration initiated by any party. In the event of any asserted claim, PAO shall provide Turbine with timely written notice of same.

10. Protection. The Parties agree to the following, which supersedes any other Non-Disclosure agreements in effect prior to the execution of this Agreement:

a. Non-Disclosure. All information learned by PAO in the course of this engagement is agreed to be “confidential information”, proprietary to Turbine, if it is marked “Confidential”. "Confidential Information" shall mean and include all of Turbine's proprietary and sensitive information, technical data, trade secrets, products, materials, techniques, procedures, research, product plans, customer lists, markets, developments, inventions, discoveries, processes, ideas, formulas, technology, designs, drawings, marketing and other plans, files, materials, ledgers, documents, business strategies and financial data and information, irrespective of whether said material is marked confidential. "Confidential Information" shall also include all information received or obtained from customers of Turbine and third Parties with which Turbine does business. PAO covenants and agrees to hold such Confidential Information in strictest confidence. The term “Confidential Information” shall not include any information already in the public domain, or developed by PAO for entities or persons other than Turbine and not related to the DCGT technology or legally supplied to PAO by a third party. PAO shall not, during the term of engagement and thereafter, disclose any Confidential Information, or any other information regarding Turbine’s business or services to any person or entity other than as required for Turbine’s benefit, or divulge to any third party except on behalf of Turbine, or utilize in any way, or allow any third party to utilize in any way, Confidential Information, except on behalf of Turbine. PAO recognizes that all Confidential Information is the property of Turbine, whether such rights are secured by trademark, patent or copyright, or not.

b. Anti-Piracy. PAO shall not remove any Confidential Information, or any of Turbine’s tangible personal property, or equipment from the premises without the express consent of Turbine.

c. Non-Solicitation. PAO agrees that during the term of this Agreement and during PAO’s engagement by Turbine, and for one (1) year after termination for any reason, neither Party shall hire or participate in the hiring of, directly or indirectly, any person who is employed by the other Party, or solicit or induce any person or entity doing business with the other Party to discontinue its relationship with the other Party or to work with any other person or entity offering similar services, products or materials.

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11. Miscellaneous. Failure of either party to assert any of its rights under this Agreement shall not constitute a waiver of its rights. The waiver by any party of a breach of any provisions of this Agreement shall not operate or be construed as a waiver of any subsequent breach by any party. This Agreement shall inure to the benefit of, and be binding on, the parties and their successors, heirs, personal representatives, and assigns. This instrument contains the entire agreement of the parties. It may not be changed orally but only by an agreement in writing signed by any party against whom enforcement of any waiver, change, modification, extension, or discharge is sought. If any provisions of this Agreement are declared invalid and unenforceable, the remainder of this Agreement shall continue in full force and effect. This Agreement shall be construed, interpreted, governed, and enforced in and under the laws of the state of Florida except as otherwise provided in this Agreement. Paragraph headings are inserted only for convenience and are not to be construed as part of this Agreement or a limitation of the scope of the particular paragraph to which they refer.

12. Attorneys’ Fees. In the event that either Party hereto commences litigation against the other to enforce such party’s rights hereunder, the prevailing party shall be entitled to recover all costs, expenses and fees, including reasonable attorneys’ fees (including in-house counsel), paralegals’, fees, and legal assistants’ fees through all appeals.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement the day and year first above written.

TURBINE TRUCK ENGINES, INC.		PRINCIPAL ACCOUNTING OFFICER

By:	/s/ Enzo Cirillo	By:	/s/ Judith Norstrud
	Enzo Cirillo		Judith Norstrud
Board Chairman & Interim CEO

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